411 East Wisconsin Avenue Suite 2400 Milwaukee, Wisconsin 53202-4426 414.277.5000 Fax 414.978.8899 www.quarles.com	Attorneys at Law in Chicago Indianapolis Madison Milwaukee Naples Phoenix Scottsdale Tampa Tucson Washington, D.C.

July 30, 2018

Wisconsin Capital Funds, Inc.
d/b/a Plumb Funds
8030 Excelsior Drive, Suite 307
Madison, Wisconsin 53717

Ladies and Gentlemen:

We hereby consent to the incorporation by reference into Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A of Wisconsin Capital Funds, Inc. (the “Registration Statement”) of our opinion as to the legality of the shares of the various mutual fund series of Wisconsin Capital Funds, Inc., which opinion was previously filed as an exhibit to Pre-Effective Amendment No. 3 to the Registration Statement. We also consent to the references to our firm in the Prospectus and Statement of Additional Information constituting parts of the Registration Statement.

Very truly yours, /s/ Quarles & Brady LLP QUARLES & BRADY LLP